     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                       OXBORO MEDICAL INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

         MINNESOTA              41-1391803
      (State or other        (I.R.S. Employer
      jurisdiction of         Identification
     incorporation or              No.)
       organization)

                            13828 Lincoln Street NE
                           Ham Lake, Minnesota 55304
                                 (612) 755-9516
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                          Matthew E. Bellin, President
                       Oxboro Medical International, Inc.
                            13828 Lincoln Street NE
                           Ham Lake, Minnesota 55304
                                 (612) 755-9516
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:
                             Girard P. Miller, Esq.
                          Lindquist & Vennum P.L.L.P.
                                4200 IDS Center
                             80 South Eighth Street
                          Minneapolis, Minnesota 55402
                                 (612) 371-3211

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                       CALCULATION OF REGISTRATION FEE(1)

                                                                                           PROPOSED MAXIMUM
                                                                                            OFFERING PRICE      PROPOSED MAXIMUM
                      TITLE OF EACH CLASS OF                              AMOUNT TO           PER WARRANT           AGGREGATE
                    SECURITIES TO BE REGISTERED                       BE REGISTERED(2)        OR SHARE(1)       OFFERING PRICE(1)
Rights to purchase common stock(3).................................  437,431 Rights               N/A                  N/A
Common stock, $.01 par value, underlying rights to purchase........  874,862 Shares             $1.225             $1,071,706
Warrants to purchase one share of common stock.....................  437,431 Warrants            $.05                $21,872
Common stock, $.01 par value, issuable upon exercise of
  warrants(5)......................................................  437,431 Shares              $2.75             $1,202,935


                      TITLE OF EACH CLASS OF                              AMOUNT OF
                    SECURITIES TO BE REGISTERED                      REGISTRATION FEE(1)
Rights to purchase common stock(3).................................        N/A(4)
Common stock, $.01 par value, underlying rights to purchase........         $633
Warrants to purchase one share of common stock.....................        N/A(4)
Common stock, $.01 par value, issuable upon exercise of
  warrants(5)......................................................          (6)

(1) Estimated in accordance with Rule 457(o) solely for the purpose of determining the amount of the registration fee.
(2) Securities amounts reflect a proposed 1-for-5 reverse stock split on the outstanding shares of common stock, expected to become effective prior to the effective date of this offering.
(3) One non-transferable right to purchase two shares of common stock and one warrant for purchase of one additional share of common stock will be issued for each share of common stock outstanding.
(4) Pursuant to Rule 457(g)(3), no separate registration fee is required with respect to the rights or the warrants.
(5) The shares of common stock listed in the above table are being registered for issuance and sale upon exercise of the warrants included in the rights to purchase.
(6) Included in registration fee for common stock underlying rights to purchase.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY   , 1999
                                   PROSPECTUS

                  [LOGO]

OXBORO MEDICAL INTERNATIONAL, INC.
13828 LINCOLN STREET NE
HAM LAKE, MINNESOTA 55304
(612) 755-9516

               RIGHTS OFFERING OF 874,862 SHARES OF COMMON STOCK
                              AND 437,431 WARRANTS
   EACH RIGHT CONSISTING OF THE RIGHT TO PURCHASE TWO SHARES OF COMMON STOCK
             AND ONE WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

                            ------------------------

    - Oxboro Medical International, Inc. is offering a right to purchase to each
      person who is a shareholder of record at             , 1999. The right
      permits the shareholder to purchase two shares of Oxboro common stock and one warrant to purchase one additional share of common stock for a total purchase price of $2.50. The warrant exercise price is $2.75.

    - The price of the securities in this rights offering may not reflect the market price of our shares after the rights offering.

    - Shareholders who exercise all of their purchase rights may be entitled to purchase additional shares of common stock and warrants to the extent purchase rights are not exercised by other shareholders.

    - Shareholders must exercise their purchase rights according to a rights subscription agreement accompanied by payment. A shareholder's investment decision is not revocable after payment is received by Norwest Bank Minnesota, N.A., who is acting as our subscription agent for this offering.

    - Our board of directors intends to approve a 1-for-5 reverse stock split, to become effective prior to this offering, for shares outstanding on
                  , 1999. All share amounts shown in this prospectus and the registration statement of which it is a part reflect post-split share amounts.

    - Our common stock is traded on the Nasdaq SmallCap Market under the symbol
      "OMED." On             , 1999 the closing bid price for our common stock
      was $         .

    - Although there is no minimum purchase requirement in connection with this rights offering, two of our directors have severally advised us that they intend to exercise their rights in connection with this offering.

    - The purchase rights will begin on the date of this prospectus and
      terminate at 12:00 midnight, central time, on             , 1999. The
      warrants expire             , 1999.

                         ------------------------------

 THIS INVESTMENT IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE
                      "RISK FACTORS" BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  This prospectus is dated             , 1999

                                   PROSPECTUS
                               TABLE OF CONTENTS

                                                                                                                PAGE

About this Prospectus......................................................................................           2

Where You Can Find More Information........................................................................           2

Summary....................................................................................................           4

Risk Factors...............................................................................................           7

Business...................................................................................................          13

Use of Proceeds............................................................................................          14

Determination of Offering Price............................................................................          14

Dividend Policy............................................................................................          14

Capitalization.............................................................................................          15

Dilution...................................................................................................          16

Material United States Federal Income Tax Considerations...................................................          17

Plan of Distribution.......................................................................................          18

Related Party Transactions.................................................................................          18

Subsequent Event...........................................................................................          18

Legal Opinions.............................................................................................          18

Experts....................................................................................................          18

Indemnification............................................................................................          19

                            ------------------------

                             ABOUT THIS PROSPECTUS

    The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

    We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below, and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that we sell all the securities offered by this prospectus:

    - Annual report on Form 10-KSB for the year ended September 30, 1998;

    - Quarterly reports on Form 10-QSB for the quarters ended December 31, 1998 and March 31, 1999;

    - Definitive notice and proxy statement for our annual meeting of shareholders held on March 4, 1999; and

    - Current report on Form 8-K, filed on July 8, 1999 with respect to the sale of Oxboro Outdoors, Inc.

    You may request a copy of these filings at no cost, by writing to or telephoning us at the following address.

                       Oxboro Medical International, Inc.
                            13828 Lincoln Street NE
                           Ham Lake, Minnesota 55304
                                 (612) 755-9516
                              Attention: President

    You should rely only on the information included or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of the document. Information on our Web site is not a part of this prospectus.

                                    SUMMARY

    Information provided in this summary has been adjusted to reflect a proposed 1-for-5 reverse stock split expected to be approved by our board of directors
for holders of outstanding shares at       , 1999 and to be effective prior to
the effective date of this offering. Because this is a summary, it does not contain all of the information that may be important to you. Please read the entire prospectus carefully before you decide to invest.

THE BUSINESS

    Oxboro Medical International, Inc. develops, assembles, markets and sells medical and surgical devices, including silicone loops, silicone and fabric clamp covers, instrument guards, suture aid booties, identification sheet and roll tape, and various holders and organizers for instruments used in the operating room. We sell our products, both through our own direct sales force and through independent distributors, primarily to hospitals, clinics and extended care facilities and home healthcare agencies. Our products are available throughout the United States and in selected international markets.

    Until June 30, 1999, we also developed, assembled and sold products for the fishing, hunting and related outdoor recreational market through our wholly-owned subsidiary, Oxboro Outdoors, Inc. Oxboro Outdoors sold products licensed by professional sports organizations and miscellaneous fishing and hunting products such as tackle products, fishing tools and equipment and related accessory products. After reviewing our current financial condition, our board of directors determined this year that the operation of Oxboro Outdoors was creating significant and unnecessary losses for our core business. On June 30, 1999, we sold all of the issued and outstanding shares of Oxboro Outdoors to a group of unrelated private investors. The purchase price for the shares was $650,000, including $385,000 in cash and $265,000, subject to adjustments, in the form of a 90-day, 9% promissory note. The sale of Oxboro Outdoors will permit us to once again focus our efforts on our core business of selling medical and surgical devices.

    Our executive offices are located at 13828 Lincoln Street NE, Ham Lake, Minnesota 55304. Our telephone number is (612) 755-9516.

RIGHTS OFFERING

    We are offering to each of our shareholders the right to purchase, at a price of $2.50 per right, two shares of our common stock and one warrant to purchase one additional share of common stock, at a warrant exercise price of $2.75, for each share of common stock currently held by the shareholder. The offering period began on the date of this prospectus and will continue until
12:00 midnight, central time, on the termination date of       , 1999, unless
extended by us. Shareholders exercising their rights in full will also have an oversubscription privilege as described below.

    SECURITIES OFFERED. We will distribute to our current shareholders rights to purchase an aggregate 874,862 shares of common stock and 437,431 warrants on the basis of one right to purchase two shares of common stock and one warrant for each share of common stock held. Upon exercise of the warrants, if any, we expect to issue approximately 437,431 additional shares of common stock to our shareholders for a total of approximately 1,312,293 shares of common stock issued as a result of this offering and an aggregate 1,749,724 shares of common stock outstanding after this offering.

    SHARES OF COMMON STOCK AUTHORIZED AND OUTSTANDING. We have 2,000,000 shares of common stock authorized, $.01 par value, of which approximately 437,431 shares are issued and outstanding at the date of this offering. The number of outstanding shares reflects a proposed 1-for-5 reverse stock split expected to become effective prior to the effective date of this offering. We also have granted 9 options that entitle the holders to purchase a total of 48,400 shares of common stock at prices ranging from $5.00 to $7.50 per share. These options vest at varying rates and expire on
various dates during the period [September 2001] through       , 20 .

    BASIC SUBSCRIPTION PRIVILEGE. Shareholders receiving purchase rights are entitled to purchase two shares of our common stock and one warrant to purchase one additional share of common stock for each right held at a total subscription price of $2.50 per right. Each warrant entitles its holder to purchase one share of common stock, at an exercise price of $2.75 per share, at any time prior to
            , 1999. Eligible shareholders may exercise their purchase rights in the offering only by executing a rights subscription agreement.

    OVERSUBSCRIPTION PRIVILEGE. Shareholders who exercise their entire purchase rights will have the right to subscribe for additional shares of common stock and warrants, if any, to the extent that other shareholders do not exercise their rights in this offering. Shareholders who wish to subscribe for additional shares must complete the appropriate "Oversubscription Privilege" provision of the rights subscription agreement and may exercise their oversubscription privilege for up to the total number of shares remaining unissued, if any, in this offering. To the extent that the exercise of oversubscription privileges exceeds the shares remaining unissued, we will fill oversubscriptions on a pro rata basis according to the number of shares purchased by subscribing shareholders pursuant to their basic subscription privileges.

    PURPOSE OF OFFERING; STANDBY SUBSCRIPTION GUARANTEES. One of the purposes of this offering is to raise funds to increase our net tangible asset level to the minimum $2,000,000 required for listing on the Nasdaq SmallCap Market. Our Form 10-QSB for the quarter ended March 31, 1999, as adjusted on a pro forma basis by our Current Report on Form 8-K relating to the sale of Oxboro Outdoors, shows our current net tangible assets at $1,653,108, or approximately $347,000 less than Nasdaq's SmallCap minimum listing requirement. To ensure compliance with this requirement, two of our directors, Gary W. Copperud and Kenneth W. Brimmer, have severally agreed to exercise their purchase rights and subscribe for shares in this offering at the subscription price, and to purchase additional shares remaining unissued, if any, in an amount sufficient to provide the proceeds necessary to raise our net tangible asset level to the required minimum. The guarantees of Messrs. Copperud and Brimmer are applicable only to this offering.

    USE OF PROCEEDS. We intend to use the proceeds of this offering, in order of priority, for working capital, purchases of equipment, products or product lines, possible acquisitions of companies selling products or product lines similar to ours, research and development, repayment of debt and other general corporate purposes.

    RECORD DATE.  Shareholders of record on   , 1999 are eligible to receive
purchase rights in this offering.

    EXPIRATION DATE. Beginning on the date of this prospectus, shareholders may exercise their initial rights to purchase shares in this offering for a period of thirty days and then may exercise their oversubscription privilege during
additional thirty-day period until   :   , central time, on             , 1999,
unless extended by our board of directors. After the expiration of this rights offering, the rights will expire and have no value.

    NASDAQ SYMBOL. Our stock is listed on the Nasdaq SmallCap Market under the symbol "OMED."

    TRANSFERABILITY OF RIGHTS. The purchase rights are not transferable. The warrants issued as part of this offering are transferable.

    SUBSCRIPTION AGENT. Norwest Bank Minnesota, N.A. is our transfer agent and will act as our subscription agent for this offering.

    SHARES OUTSTANDING AFTER RIGHTS OFFERING. If all of the 874,862 shares of our common stock and 437,431 warrants are purchased in this offering, we will have 1,312,293 shares outstanding after the offering and 1,749,724 shares outstanding upon full exercise of all of the warrants.

    FEDERAL INCOME TAX CONSEQUENCES OF THE RIGHTS OFFERING. Holders of our common stock will not recognize taxable income for federal income tax purposes in connection with receipt of the rights in this offering. See "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS."

    RISK FACTORS. Please see "RISK FACTORS" for a discussion of certain risks that you should consider when determining whether to invest in this offering.

                                  RISK FACTORS

    This offering involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in shares of our common stock.

RISKS RELATED TO OUR BUSINESS

WE HAVE SUSTAINED LOSSES IN THE PAST DUE TO SUBSIDIARY OPERATIONS

    We have incurred substantial losses in recent years that have depleted our working capital and reduced our stockholders' equity. Our business incurred a net loss of $1,060,967 for the six months ended March 31, 1999 and $1,453,544 for the year ended September 30, 1998. These losses have resulted principally from expenses incurred in the development of our subsidiary, Oxboro Outdoors and expenses due to payment of severance packages to our former officers in connection with related proxy litigation. We have recently completed the sale of Oxboro Outdoors. However, prior to the sale and as a result of losses in Oxboro Outdoors, we incurred significant operating losses. Although we have taken measures to increase our sales revenues and profit margins and expect to show further improvement following the sale of Oxboro Outdoors, there can be no assurance that our core business will operate profitably in the future.

IF WE CANNOT MAINTAIN ADEQUATE OPERATING CAPITAL AND BANK FINANCING, OUR BUSINESS WILL SUFFER

    Our most recent bank examination indicates that we currently have the minimum qualifying inventory and receivables, excluding the assets of Oxboro Outdoors, to cover our existing loan balance. The sale of Oxboro Outdoors will permit us, if needed, to pay down approximately 50% of our loan balance. However, there can be no assurance that we will have sufficient inventory and accounts receivable in the future to pay our remaining loan balance. Failure to meet our loan obligations would have a material adverse effect on our business.

IF WE DO NOT REMAIN COMPETITIVE IN THE MARKETS WE SERVE, OUR BUSINESS WILL BE ADVERSELY AFFECTED

    There is growing pressure on healthcare providers in general, and the surgical area in particular, to reduce costs. The trend is towards hospitals purchasing through buying groups and other large distributors, which generally occurs at lower prices than selling direct to the customer. This trend will make it difficult to maintain and grow sales at our historic profit margins. If we are not able to introduce new products into such an economic environment and compete at lower prices than other larger distributors, our business will be adversely affected.

WE ARE DEPENDENT ON OUR MANAGEMENT AND KEY PERSONNEL TO SUCCEED

    Our principal executive officers and key personnel have extensive experience in sales of medical products, which requires research and development efforts to bring our products to market. Our success also depends on our development of a marketing and sales program to implement and close the sales. Competition for qualified sales and marketing personnel is intense. The loss of the services of any of our executive officers or other key personnel, or our failure to attract and retain other skilled and experienced personnel on acceptable terms, could impede the achievement of our business objectives and have a material adverse effect on our business.

THE PRICING STRATEGIES OF OUR COMPETITORS AND OUR RESPONSE TO THOSE STRATEGIES MAY RESULT IN A DECLINE IN OUR REVENUES

    The medical products market is extremely competitive. We believe that the principal competitive factors in our market are selection, price, customer service, convenience, product quality, reliability and speed of order fulfillment. We believe that among our direct competitors are firms with longer operating histories, larger customer bases, greater financial and marketing capability, and greater resources and experience than we have. We compete with companies including Scanlon Instruments, Key Surgical and Healthmark. In addition, our competitors are often able to offer lower prices than we can and thus can limit our penetration and market share. These factors may have an adverse impact upon our business.

IF WE DO NOT PREVAIL IN A LICENSE DISPUTE WITH A FORMER OFFICER, OUR REVENUES AND PROFITS COULD DECLINE

    Larry A. Rasmusson, our former Chief Executive Officer and a former director of Oxboro, has notified us that he believes we are currently in default on exclusive license agreements that we executed with him relating to some of our medical products, including bulldogs, fabric ties, Radiopaque fabric clamp covers, bulk and fabric tape, loops, surgical booties, various types of instrument and specialty guards, a tape stripper, patient hangars and patient care holders. We believe we are not in default and, moreover, that the agreements are or may be legally invalid. If necessary and appropriate, we will seek to terminate such agreements and take whatever other actions may be appropriate, including commencing litigation, to terminate the agreements or have them declared invalid or both. If, however, the royalty agreements are found valid, or if any resulting litigation is determined adversely to us, we may lose the right to manufacture and distribute products related to the royalty agreements. This would have a substantial negative impact on our revenues and profits until we were able to acquire or develop alternate products.

THE SUCCESS OF COMPETITIVE PRODUCTS COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS

    The medical products industry is intensely competitive and hospitals have a wide variety of product choices and technologies from which to choose. The success of any competing alternative product to those provided by Oxboro could have a material adverse effect on our business, financial condition and results of operations. We believe that our competitors include companies that have substantially greater financial capabilities for product development and marketing than we do and can therefore market their products or procedures to hospitals and the medical community in a more effective manner. In addition, companies having proprietary rights to the products we sell could choose to market their products directly to our customers and competitors selling the same or similar products may duplicate our marketing methods and reduce our ability to effectively sell our product lines. In either event, our business would be materially adversely affected by these actions.

IF WE FAIL TO ACQUIRE PRODUCTS OR DEVELOP NEW PRODUCTS, OUR BUSINESS WILL BE ADVERSELY AFFECTED

    Part of the proceeds of this offering will be used to acquire product lines and develop new products. Although we have no present plans to include new product lines, it is likely that the focus of new product development will center on the surgical products market. There can be no assurance that we will be able to acquire or successfully develop new products. Failure to do so would have a materially adverse effect on our business.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY NEGATIVELY AFFECT OUR STOCK PRICE

    We may experience variability in our net sales and operating profit on a quarterly basis as a result of many factors, including, among other things, the buying habits of our customers, size and timing of orders by certain customers, shifts in demand for types of products, technological changes and industry announcements of new products. If revenues do not meet expectations in any given quarter, operating results may be materially adversely affected.

THE FAILURE OF KEY SUPPLIERS AND OUR REPORTING SYSTEM TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY AFFECT OUR BUSINESS

    We may realize exposure and risk if the systems on which we are dependent to conduct our operations are not Year 2000 compliant. Our potential areas of exposure include products purchased from third parties, computers, software, telephone systems and other equipment used internally. If our present efforts to address Year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with whom we conduct business, which includes approximately 3,800 hospitals, do not successfully address these issues, we could be unable to receive, process, or ship orders to customers on a timely basis, which would materially adversely affect our business.

    We are currently installing a new financial computer system that is Year 2000 compliant and expect the system to be operational prior to December 31, 1999. We anticipate that we will complete all of our reprogramming efforts by September 30, 1999, allowing adequate time for testing of the new reporting system. There can be no assurance, however, that the systems of other companies, on which our systems rely, will also be converted in a timely manner. Moreover, we cannot be certain that any such failure to convert by another company would not have a material adverse effect on our business, financial conditions or results of operations.

    We are not expecting to have a material accounts receivable exposure or significant amount of revenues with any one customer after December 31, 1999. Therefore, we are not pursuing verification of customer Year 2000 compliance at this time. Any failure to pay in a timely manner, or place orders for our products, by a significant number of individual customers or by a customer with a material accounts receivable balance, due to Year 2000 compliance issues would have material adverse effects on our business, financial condition or results of operations.

    At this time, we do not believe it is necessary to develop a contingency plan for the possibility that assessments and potential corrections will not be completed in a timely manner. However, we will continue to assess the need for a contingency plan, particularly as it relates to the capabilities of our customers.

WE DEPEND UPON THIRD PARTY SUPPLIERS

    We currently purchase our component materials from several sources. Alternative suppliers for these materials exist should the current suppliers discontinue production or distribution. However, we would need to investigate the materials obtained from any new suppliers for quality and performance. Additionally, limited notice of the need to switch suppliers for any reason could affect on our ability to fulfill customer orders, which would have a material adverse effect on our profitability. We have not experienced any difficulty with suppliers to date. However, there can be no assurance that delays in the distribution or sale of our products will not occur in the future.

IF A PRODUCT WE SELL INJURES A USER, WE COULD BE SUBJECT TO A PRODUCT LIABILITY EXPOSURE

    We sell medical products which may involve product liability risk. We carry general casualty insurance, including coverage for product liability claims up to $1 million per incident and $2 million aggregate per year. We also carry liability umbrella coverage of $3 million. However, there can be no assurance that this coverage will be adequate for any claims that may be raised. We are not aware of any pending product liability claims against us. However, a successful product liability suit could materially adversely affect our business operations.

RISKS RELATED TO THIS OFFERING

THE PRICE OF THIS OFFERING HAS NOT BEEN DETERMINED BY AN INVESTMENT BANK AND MAY NOT REFLECT THE MARKET PRICE OF OUR COMMON STOCK

    We have not employed an investment bank or other similar party in connection with this offering. The purchase price determined for this offering is based upon management's review of our current financial condition and prospects. There can be no assurance that the purchase price in this offering will adequately reflect the current market price of the shares of our common stock on completion of this offering.

AFTER THIS OFFERING, SOME OF OUR DIRECTORS WILL HAVE THE ABILITY TO INFLUENCE CORPORATE ACTIONS

    Prior to this offering, three of our shareholders own greater than 10% each of the outstanding shares of our common stock and may continue to hold these percentages if they elect to exercise their full purchase rights under this offering. In addition, Kenneth W. Brimmer, one of our current directors, holds greater than 5% of the outstanding shares of our common stock and Gary E. Copperud, another director, controls greater than 10% of the outstanding shares through a privately owned company. Each of these shareholders and directors has the ability to influence our management and affairs. In connection with this offering, Directors Brimmer and Copperud, have individually agreed to exercise their respective purchase rights and also to exercise their respective stock options in order to purchase a number of shares to generate sufficient proceeds for us to meet the net capital requirement for our continued listing on the Nasdaq SmallCap Market. Messrs. Brimmer and Copperud are also entitled and may elect to purchase additional shares and warrants in this offering pursuant to the oversubscription privilege and, as a result, may increase their respective percentages of share ownership. As a result, each of the shareholders and named directors, by virtue of their share ownership, will have the ability to influence our management and affairs.

IF WE ARE UNABLE TO CONTINUE OUR NASDAQ LISTING, OUR STOCK PRICE AND OUR BUSINESS COULD SUFFER

    We are currently listed on the Nasdaq SmallCap Market System. After adjustments of $969,493 in inventory, bad debt and other miscellaneous assets, our net tangible assets were $1,776,277 as of March 31, 1999, or $223,723 below the minimum capital requirements for continued listing on the Nasdaq SmallCap Market. We received a notice, dated May 21, 1999, from the Nasdaq Stock Market, Inc. notifying us of this deficiency and requiring us to develop and execute a plan, satisfactory to Nasdaq, that would within approximately 60 days bring our net tangible assets up to the required $2,000,000 minimum. We provided Nasdaq with a compliance plan including, among other things, the sale of Oxboro Outdoors, the execution of this rights offering and the commitment of two of our directors to purchase a sufficient number of shares in this offering to provide proceeds to enable us to meet the minimum capital requirement. Following the sale of Oxboro Outdoors on June 30, 1999, we filed a Current Report on Form 8-K indicating that, as of March 31, 1999, our net tangible assets on a pro forma basis were $1,653,108, or approximately $347,000 below the $2,000,000 minimum capital requirement for continued listing on the Nasdaq SmallCap Market. Nasdaq subsequently extended our deadline for compliance to September 30, 1999, subject to our demonstrating at that date that we are in compliance with all other applicable SmallCap listing requirements. If we are unable to execute our compliance plan, including this offering, in order to meet the minimum capital requirement, our stock will be delisted by Nasdaq. Although our stock may then be eligible to trade on the OTC Bulletin Board, the delisting would have a materially adverse effect on the price and liquidity of our common stock. In addition to this offering, we intend to effect a 1-for-5 reverse stock split prior to this offering that will cause the number of our outstanding shares of common stock to temporarily fall below the Nasdaq SmallCap minimum listing requirement. We intend to correct this deficiency through sales of shares in this rights offering. However, there can be no assurance that we will be able to sell a sufficient number of shares of common stock to restore the total number of outstanding shares to the required minimum or that we will be able to consistently maintain compliance with all of the other applicable Nasdaq SmallCap listing requirements. Failure to do so will cause our shares to be delisted from Nasdaq.

A SIGNIFICANT NUMBER OF OUR SHARES ARE ELIGIBLE FOR SALE AND THEIR SALE COULD DEPRESS THE MARKET PRICE OF OUR STOCK AND REDUCE OUR LIQUIDITY

    As of July 1, 1999, there were 2,187,155 pre-split shares of our common stock issued and outstanding. Prior to this offering, and taking into account our proposed 1-for-5 reverse stock split on those shares, we will have 437,431
shares outstanding and       shares reserved for issuance upon exercise of
outstanding options. Assuming all rights in this offering are exercised and all of the underlying shares are purchased and that all of the warrants purchased are fully exercised, we expect to issue 1,312,293 shares of common stock as a result of this offering and will have a total of 1,749,724 shares outstanding after the offering. However, there can be no assurance that all of the rights in this offering will be exercised and all of the shares issued. The overall reduction in our issued and outstanding shares from 2,187,155 shares to 1,749,724 shares as a result of the proposed reverse split, even assuming all shares are sold in the offering, could depress the market price of our common stock and otherwise reduce our liquidity.

SHAREHOLDERS WHO HOLD LESS THAN 100 SHARES MAY PAY DISPROPORTIONATE COMMISSIONS ON SALE OF THEIR SHARES

    Partially as a result of our proposed 1-for-5 reverse stock split intended to become effective prior to this offering, we have a number of shareholders that hold fewer than 100 shares. It is our understanding that the minimum unit for our common stock traded by broker-dealers in the Nasdaq SmallCap market is a round lot of 100 shares. Because of this, and the fact that a number of brokerage firms have minimum commission amounts, persons holding fewer than 100 shares of our common stock might pay a disproportionately high level of commissions upon sale of their shares.

THERE IS NO ASSURANCE THAT FUTURE CAPITAL WILL BE AVAILABLE TO US, AND ADDITIONAL CAPITAL WILL DILUTE THE HOLDINGS OF OUR STOCKHOLDERS

    Our stockholders have no preemptive rights. If we:

        1. commence a subsequent public or private offering of common stock, convertible debt, or preferred stock; or

        2. issue preferred stock or shares of common stock upon exercise of warrants to consultants or other parties providing goods or services to us in lieu of or in addition to cash consideration,

our stockholders, who may not participate in any future stock issuance, will experience dilution of their equity investment. At this time, we cannot determine the potential dilution to our stockholders.

    We cannot assure that additional financing will be available, or if available, that it will be available on terms favorable to our stockholders. If funds are not available to satisfy our short-term and long-term operating requirements, we may limit or suspend our operations in the entirety or, under certain circumstances, seek protection from creditors. We believe that future financing undertaken may contain terms that could result more substantial dilution than we now have, which would adversely affect our business.

OUR STOCK PRICE MAY BE MATERIALLY AFFECTED BY MARKET VOLATILITY

    The stock market has, from time to time, experienced significant price and volume fluctuations that have affected the market prices of companies similar to ours and these fluctuations often have been unrelated to the operating performance of such companies. Factors not directly related to our performance, such as negative industry reports or disappointing earnings announcements by publicly traded competitors, may have an adverse impact on the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action claims have often been brought against that company. This litigation could result in substantial costs and a diversion of management's attention and resources.

WE MAY BE ADVERSELY AFFECTED BY STATUTORY ANTI-TAKEOVER PROVISIONS

    As a Minnesota corporation, we are subject to certain anti-takeover provisions of the Minnesota Business Corporation Act. The authority of the Board with regard to the anti-takeover provisions of the Act could have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for our common stock at a premium over the then prevailing market price, and may adversely affect the market price of, and the voting and other rights of the holders of our common stock. If we issue additional shares, whether for purposes of raising additional capital or otherwise, it could have the effect of making a takeover more difficult.

RISKS RELATED TO GOVERNMENT REGULATION AND LEGAL UNCERTAINTY

CHANGES IN GOVERNMENT REGULATION OF THE PRODUCTS WE SELL MAY NEGATIVELY AFFECT OUR BUSINESS

    Our products are regulated by government agencies in the United States and foreign countries. In the United States, our products are regulated by the Food and Drug Administration. The FDA regulates, among other things, (1) the content of our products, (2) the product labels, (3) the claims in our product literature and advertising, and (4) the manufacture of the products. The FDA and other government agencies may in the future issue new regulations, or issue new interpretations of existing regulations, which affect the manufacture, marketing and sale of our products. Our operations may also be affected if Congress passes new legislation or if courts issue new rulings with respect to existing legislation. We can offer no assurance that we will not be adversely affected by new, or newly interpreted, regulatory requirements.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties. When used in this prospectus, the words or phrases "believes," "anticipates," "expects," "intends," "estimates" or similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause our actual results to differ materially from projections include, but are not limited to, those discussed in "Risk Factors," and "Business," as well as those discussed elsewhere in this prospectus. Given these uncertainties, you should not place undue reliance on the forward-looking statements. We do not intend to update any forward-looking statements.

                                    BUSINESS

GENERAL

    Oxboro Medical International, Inc. develops, assembles, and markets medical and surgical devices. Until June 30, 1999, Oxboro also developed, assembled and marketed products for the fishing, hunting, and related outdoor recreational markets through a wholly-owned subsidiary, Oxboro Outdoors, Inc. Effective June 30, 1999, we sold all of the outstanding shares of Oxboro Outdoors to a group of private investors. See "RELATED PARTY TRANSACTIONS."

    PRODUCTS. Principal medical products produced and sold by Oxboro include silicone loops, silicone and fabric clamp covers, instrument guards, suture aid booties, identification sheet and roll tape, and various holders and organizers for instruments used in the operating room.

    OXBORO'S STRATEGY. Following the sale of Oxboro Outdoors, our general strategy is to focus on our sale of medical products. Oxboro's strength is its base of approximately 3,000 customers who purchase our surgical devices and instrument reprocessing accessories. We will attempt to capitalize on this base through efforts to increase the breadth of our currently very limited product line, through acquisitions, license agreements, distribution agreements and through the development of new products.

    MARKETING, SALES AND DISTRIBUTION. Approximately 75% of our sales of medical products are direct to over 3,000 medical centers throughout the United States. We accomplish direct sales through an in-house telemarketing sales force. In recent years, an increasing proportion of our sales have been effected through foreign distributors and distributors and kit packers in the United States. We expect this trend to continue.

    RESEARCH AND DEVELOPMENT. Historically, we have not spent a substantial amount on research or development of new products. As a result of recent changes in management, however, we now have a new focus on medical products sales with a goal of expanding our product lines. We anticipate that research and development expenditures will grow rapidly in the future, should attractive opportunities arise.

    COMPETITION. We operate in a highly competitive industry in which there are many established companies, including Scanlon Instruments, Key Surgical and Healthmark, among others. Companies with stronger financial resources may be able to develop and market similar or competing products and reduce or negate any competitive advantage that we may have due to the proprietary nature of their products or their ability to more successfully market those products.

    GOVERNMENT REGULATION. Because we manufacture and sell medical products, both the products and the manufacturing procedures are subject to regulation in the United States by the Food and Drug Administration and in the European Community by the Medical Device Directives. As a result, we are subject to extensive rules and regulations, compliance with which may require expenditure of material amounts. In addition, should Oxboro fail to comply with these regulations, we would be subject to administrative and criminal actions, which could have a material adverse effect on our business. Oxboro is also subject to CE Mark Certification, which we must adhere to in order to continue to sell our products in certain international markets. Our continued compliance with all regulatory requirements may require significant expenditures.

    PATENTS, TRADEMARKS AND PROPRIETARY RIGHTS. Many of the products we currently market are not unique. Accordingly, we believe that the effect of patents on other than a few select products would be negligible. If we substantially develop and test any new unique products, patent protection could be important. However, it may not be available. Also, we may incur substantial costs in attempting to secure patent protection for any new products. Prior to its recent sale, Oxboro Outdoors had applied for and received trademark registrations for licensed products it marketed and sold. Oxboro Outdoors also manufactured and marketed several products pursuant to license agreements with professional sports organizations. These trademark registrations and license agreements were transferred upon sale of the subsidiary. See "RELATED PARTY TRANSACTIONS."

    EMPLOYEES. We currently have 47 full-time employees, including 1 in management, 7 in sales, 33 in production and shipping, and 6 in general administration. We also employ approximately 2 or 3 persons part-time. Eight persons were also employed with Oxboro Outdoors until its sale effective June 30, 1999.

                                USE OF PROCEEDS

    The net proceeds that we will receive from this rights offering depend upon the number of rights exercised. The net proceeds from the sale of an aggregate 874,862 shares of our common stock and 437,431 warrants underlying this rights offering, assuming a purchase price of $2.50 per right, are estimated to be approximately $1,093,578 if all of the rights being offered are exercised. There can be no assurance, however, that any of the rights will be exercised. Although there is no minimum purchase requirement in connection with this rights offering, two of our directors, Kenneth W. Brimmer and Gary W. Copperud, have severally provided us with standby subscription guarantees and have advised us that they intend to exercise their rights in connection with this offering. There can be no assurance that all of the rights offered will be exercised and that all of the shares, including shares underlying the warrants, will be issued in this offering.

    We intend to use the proceeds from this rights offering, in order of priority, for working capital, purchases of equipment and products or product lines, possible acquisitions of companies selling products or product lines similar to ours, research and development, repayment of debt and other general corporate purposes. If substantially less than the maximum proceeds are obtained in this offering, we will apply those proceeds to working capital. Pending the uses specified above, we will invest any balance of the proceeds in short-term, high quality interest bearing investments.

                        DETERMINATION OF OFFERING PRICE

    In determining the offering price of the rights and warrants and the exercise price of the warrants, we considered various factors, including a review of our current and historical financial position and our short and long-term business plans. We also analyzed the benefits to our continued listing on the Nasdaq SmallCap Market and concluded that a rights offering to all shareholders would be the most equitable method to raise capital in order to maintain our listing. We believe that the recapitalization to be effected by the proposed 1-for-5 reverse stock split and repricing is necessary to ensure a successful offering.

                                DIVIDEND POLICY

    We have not declared or paid a cash dividend on our common stock. We currently intend to retain any earnings for use in the operation and expansion of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    We are offering purchase rights to our shareholders without reliance upon an independent investment banker. Our board of directors intends to approve a 1-for-5 reverse stock split of the outstanding shares of common stock held by
our shareholders as of       , 1999, expected to become effective prior to this
offering. The information and share amounts in this prospectus and the registration statement of which it is a part reflect the proposed 1-for-5 reverse stock split as well as our estimate of the value of our common stock on a post-split basis, based upon current market conditions.

    As reported in our Form 10-QSB for the quarter ended March 31, 1999, and as adjusted on a pro forma basis as shown in our Current Report on Form 8-K filed with the Commission on July 8, 1999, we had a net tangible book value of $1,653,108, or $3.43 per share of common stock outstanding. The following table sets forth capitalization as of March 31, 1999, as adjusted to reflect the proposed 1-for-5 reverse stock split and to reflect the sale of Oxboro Outdoors, as adjusted to reflect the sale by Oxboro of the required number of rights to achieve capitalization of $2 million, and as adjusted to reflect the sale by Oxboro of the maximum 874,862 shares of its common stock pursuant to this rights offering at a subscription price of $2.50 per purchase right exercised, excluding the exercise of the warrants. There is no minimum purchase requirement in this offering. See "Use of Proceeds."

                                                                                         MARCH 31, 1999
                                                                                ---------------------------------
                                                                                  AS ADJUSTED      AS ADJUSTED
                                                                     ACTUAL     (MINIMUM)(1)(2)  (MAXIMUM)(1)(3)
                                                                  ------------  ---------------  ----------------
Shareholders' Equity:
  Common stock, $0.01 par value; 2,000,000 shares authorized;
    481,920 shares issued and outstanding; 819,940 shares and
    1,364,782 shares as adjusted................................  $      4,819   $       8,205     $     13,648

Additional paid-in capital......................................     1,512,984       1,856,490        2,531,370
Accumulated deficit.............................................       354,611         354,611          354,611
Stock Subscription Agreements...................................      (219,306)       (219,306)        (219,306)
                                                                  ------------  ---------------  ----------------
  Total shareholders' equity....................................     1,653,108       2,000,000        2,680,323
                                                                  ------------  ---------------  ----------------
  Total capitalization..........................................  $  1,653,108   $   2,000,000     $  2,680,323
                                                                  ------------  ---------------  ----------------
                                                                  ------------  ---------------  ----------------

------------------------

(1) Includes the investment of an aggregate $40,000 by Messrs. Copperud and Brimmer on exercise of their respective options to purchase an aggregate 8,000 shares, at a purchase price of $5.00 per share, which will occur prior to the distribution record date, as defined herein.

(2) Assumes the exercise of purchase rights by directors Gary W. Copperud and Kenneth W. Brimmer, severally, at a price of $2.50 per purchase right exercised, in accordance with their respective subscription guarantees and assumes that the number of shares purchased will be determined by the difference between the Nasdaq $2,000,000 minimum net tangible asset requirement for listing of SmallCap companies and the net tangible assets as reported by us on our most current report filings with the Securities and Exchange Commission filed prior to the effective date of this offering. See "DILUTION."

(3) Assumes the issuance of the maximum of 874,862 shares of common stock pursuant to this rights offering at a price of $2.50 per purchase right exercised, excluding exercise of the warrants.

                                    DILUTION

    As of March 31, 1999, as adjusted on a pro forma basis in our Current Report on Form 8-K on July 8, 1999, the pro forma net tangible book value of Oxboro, which is made up of total assets, excluding intangible assets, less total liabilities, was $1,653,108 or $3.43 per share of common stock outstanding, without giving effect to the sale of shares of common stock offered in this rights offering.

    Assuming the sale of the maximum 874,862 shares of common stock in the rights offering, excluding the exercise of warrants, the pro forma net tangible book value of Oxboro common stock purchased as a result of this rights offering would be increased by $.74 per share without any additional investment (excluding the exercise of rights) and all existing shareholders would experience an immediate dilution of $1.47 per share for those shares previously held. Assuming the sale of 330,604 shares of common stock in the rights offering to achieve capitalization of $2 million, the pro forma net tangible book value of our common stock purchased in this rights offering would be increased by $1.22 per share without any additional investment (excluding the exercise of rights) and all existing shareholders would experience an immediate dilution of $.99 per share for those shares previously held. There is no minimum purchase requirement in this offering.

    The following table illustrates the changes in pro forma net tangible book value of Oxboro common stock outstanding immediately following the distribution and the anti-dilution that would be experienced by persons exercising the rights, without giving effect to the results of operations after March 31, 1999:

                                                                                                  MINIMUM                 MAXIMUM
                                                                                                -----------             -----------
Price paid per share in the rights offering........................................              $   1.225               $   1.225
Net tangible book value per share before offering..................................       3.43                    3.43
Decrease in net tangible book value per share resulting from offering..............        .99                    1.47
                                                                                     ---------               ---------
Pro forma net tangible book value per share after offering.........................                   2.44                    1.96
                                                                                                -----------             -----------
Anti-dilution per share to investors in this offering..............................              $    1.22               $     .74
                                                                                                -----------             -----------
                                                                                                -----------             -----------

COMMITMENT OF EXISTING DIRECTORS

    Two of our directors, Gary W. Copperud and Kenneth W. Brimmer, have independently advised us that they each intend to exercise their purchase rights in connection with this offering, and purchase additional rights if necessary and to the extent available, to ensure that we have sufficient proceeds from this offering to raise our net tangible assets to the minimum level required for listing on the Nasdaq SmallCap Market.

                                                                           SHARES OF COMMON STOCK
                                                         CURRENT SHARES   TO BE PURCHASED PURSUANT      AGGREGATE
NAME                                                          OWNED       TO EXERCISE OF RIGHTS(1)   CONSIDERATION(1)
-------------------------------------------------------  ---------------  -------------------------  ---------------
Gary W. Copperud, as President
  of CMM Properties, LLC...............................
Kenneth W. Brimmer.....................................

------------------------

(1) Assumes a purchase price for each right exercised of $2.50.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following general discussion summarizes some of the material U.S. Federal Income Tax consequences to shareholders relating to this rights offering. This discussion is a summary for general information purposes only, and is based upon the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, and judicial and administrative interpretations of the Code and Regulations, all as in effect on the date of this prospectus. Each shareholder should be aware that the Code, the Regulations and any interpretation thereof are subject to change and that any change could be applied retroactively. This summary does not discuss all aspects of federal income taxation that may be relevant to particular shareholders in light of their personal investment circumstances or to certain types of shareholders subject to special treatment under the federal income tax laws (for example, banks, insurance companies, tax-exempt entities and foreign taxpayers). This discussion is limited to those Oxboro shareholders who have held their Oxboro common stock as a capital asset within the meaning of the Code.

    This summary also does not discuss any aspects of state, local or foreign tax laws. Shareholders are urged to consult their own tax advisors to determine the tax consequences that may be relevant to each of them in connection with the distribution of the rights and the acquisition of shares in this offering.

    RECEIPT OF THE RIGHTS. No gain or loss will be recognized by the Oxboro shareholders upon receipt of the rights or the related oversubscription privilege.

    SHAREHOLDER BASIS AND HOLDING PERIOD OF THE RIGHTS. Except as provided in the following sentence, the basis of the rights received by an Oxboro shareholder as a distribution with respect to the shareholder's common stock will be zero. If, however, either (i) the fair market value of the rights on the date that the rights are distributed is 15% or more of the fair market value of the shares of Oxboro common stock with respect to which they are received or
(ii) the shareholder properly elects, as part of the shareholder's Federal Income Tax return for the taxable year in which the rights are received, to allocate basis, then part of the shareholder's basis in shares of Oxboro common stock will be allocated between the Oxboro common stock and the rights in proportion to the fair market value of each on the date of this rights offering.

    The holding period of an Oxboro shareholder with respect to the rights received as a distribution on the shareholder's Oxboro common stock will include the shareholder's holding period for the Oxboro common stock with respect to which the rights were issued.

    LAPSE OF THE RIGHTS. Oxboro shareholders who allow the rights received by them to lapse will not recognize any gain or loss, and no adjustment will be made to the basis of Oxboro common stock, if any, owned by those shareholders.

    EXERCISE OF THE RIGHTS; BASIS AND HOLDING PERIOD OF SHARES. Oxboro shareholders will not recognize any gain or loss upon the exercise of the rights. The basis of the Oxboro common stock acquired through exercise of the rights will be equal to the sum of the price paid therefor and the shareholder's basis in such rights, if any. A shareholder's holding period for the Oxboro common stock acquired through exercise of the rights will begin on the date the rights are exercised.

    SALE OF SHARES. A sale of the shares of Oxboro common stock acquired through the exercise of the rights will result in the recognition of capital gain or loss in an amount equal to the difference between the amount realized on the sale and the shareholder's adjusted basis in the Oxboro common stock. The gain or loss will be classified as long-term capital gain or loss if the shareholder held the shares for more than twelve months. If the shares were held for less than twelve months, the gain or loss will be a short-term gain or loss.

                              PLAN OF DISTRIBUTION

    We have not engaged an underwriter in connection with this offering. We intend to distribute the purchase rights in this offering and copies of this prospectus to our shareholders of record on a date promptly following the effective date of the registration statement of which this prospectus forms a part. Holders of rights who desire to subscribe for the purchase of our common stock and warrants in this offering are urged to complete, date and sign the attached subscription agreement and return it to the subscription agent on or before the expiration date, together with payment in full of $2.50 for each right exercised.

    Our employees, officers or directors may solicit responses from shareholders receiving rights to purchase, but these persons will not receive any commissions or compensation for their services other than their normal employment compensation.

                           RELATED PARTY TRANSACTIONS

    OPTION EXERCISES; SUBSCRIPTION GUARANTEES. In connection with this offering, two of our directors, Kenneth W. Brimmer and Gary W. Copperud, have individually and severally agreed to exercise their respective options to purchase an aggregate 8,000 shares of our common stock, at an exercise price of $5.00 per share, for an aggregate purchase price of $40,000. Messrs. Brimmer and Copperud have also independently agreed to exercise their rights to purchase shares and have agreed to purchase additional shares, if necessary, sufficient to enable us to restore our net tangible assets to at least the minimum required for continued listing on the Nasdaq SmallCap Market System.

                                SUBSEQUENT EVENT

    SALE OF OXBORO OUTDOORS, INC. On June 30, 1999 we sold all of the outstanding shares of our wholly-owned subsidiary, Oxboro Outdoors, Inc., to a group of private investors. The transaction was effected pursuant to the terms of a stock purchase agreement at a purchase price of $650,000. The purchase price was paid $385,000 in cash and $265,000, subject to adjustments, in the form of a 90-day, 9% promissory note. The purchase price is subject to offsets in the event current licenses with Oxboro Outdoors are discontinued by the licensor within 90 days of execution of the promissory note. The stock purchase agreement also provides, among other things, that we will enter into a lease agreement with the purchasers for lease of space we currently use.

    Oxboro Outdoors develops, assembles and markets products for the fishing, hunting and related outdoors recreational markets. Its sales include specific products licensed by professional sports organizations, such as fishing lures earrings and key chains, as well as miscellaneous fishing and hunting related products.

                                 LEGAL OPINIONS

    Lindquist & Vennum P.L.L.P. will issue an opinion about the legality of the securities offered by this prospectus.

                                    EXPERTS

    Grant Thornton LLP, independent certified public accountants, has audited our consolidated financial statements included in our Annual Report on Form 10-KSB for the year ended September 30, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon their authority as experts in accounting and auditing.

                                INDEMNIFICATION

    The Oxboro Articles of Incorporation eliminate or limit certain liabilities of its directors and the Oxboro bylaws provide for indemnification of directors, officers and employees of Oxboro in certain instances. Insofar as exculpation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Oxboro pursuant to the foregoing provisions, Oxboro has been informed that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is therefore unenforceable.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               RIGHTS TO PURCHASE
                              UP TO 874,862 SHARES
                                OF COMMON STOCK
                                      AND
                                437,431 WARRANTS
                            TO PURCHASE COMMON STOCK

                                 OXBORO MEDICAL
                              INTERNATIONAL, INC.

                                   PROSPECTUS

                                       , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an estimate, subject to future contingencies, of the expenses to be incurred by the registrant in connection with the issuance and distribution of the securities being registered:

Registration Fee...............................................  $   633.00
NASD Fee.......................................................      730.00
Accounting Fees and Expenses*..................................   15,000.00
Legal Fees and Expenses*.......................................   60,000.00
Blue Sky Expenses*.............................................    3,000.00
Printing Expenses*.............................................   20,000.00
Transfer Agent and Registrar Fees*.............................    5,000.00
Miscellaneous*.................................................    2,000.00
                                                                 ----------
      Total....................................................  $106,363.00
                                                                 ----------
                                                                 ----------

------------------------

* Estimated pursuant to instruction to Item 511 of Regulation S-K.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 302A.521 of the Minnesota Statutes requires, among other things, the indemnification of persons made or threatened to be made a party to a proceeding by reason of acts or omissions performed in their official capacity as an officer, director, employee or agent of the corporation against judgments, penalties and fines (including attorneys' fees) if such person is not otherwise indemnified, acted in good faith, received no improper benefit, reasonably believed that such conduct was in the best interests of the corporation, and, in the case of criminal proceedings, had no reason to believe the conduct was unlawful. In addition, Section 302A.521, subd. 3, of the Minnesota Statutes requires payment by the corporation, upon written request, of reasonable expenses in advance of final disposition in certain instances if a decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.

    The Oxboro Articles of Incorporation provide for the indemnification of directors, and the Oxboro bylaws provide for the indemnification of its directors, officers, employees, and agents, in accordance with, and to the fullest extent permitted by, the provisions of the Minnesota Business Corporation Act, as amended from time to time.

ITEM 16.  EXHIBITS

    The following Exhibits are filed as part of this Registration Statement:

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------

       4(a)*   Form of Rights Subscription Agreement

       4(b)    Form of Common Stock Certificate

       4(c)*   Letter to Shareholders

       4(d)*   Form of Warrant Agreement

       4(e)*   Form of Warrant Certificate

          5*   Opinion of Lindquist & Vennum P.L.L.P., counsel to Oxboro Medical International, Inc.

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
      23(a)*   Consent of Lindquist & Vennum P.L.L.P., counsel to Oxboro Medical International, Inc. (included as part of Exhibit 5)

      23(b)    Consent of Grant Thornton LLP

         24    Power of Attorney (included with signature page)

------------------------

* To be filed by amendment.

ITEM 17.  UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (e) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and the State of Minnesota, on the 22nd day of July, 1999.

                                OXBORO MEDICAL INTERNATIONAL, INC.

                                By:  /s/ MATTHEW E. BELLIN
                                     -----------------------------------------
                                     Matthew E. Bellin
                                     President and Chief Operating Officer
                                     (PRINCIPAL EXECUTIVE OFFICER AND PRINCIPAL
                                     FINANCIAL AND ACCOUNTING OFFICER)

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that the undersigned director and/or officer of Oxboro Medical International, Inc. a Minnesota corporation, does hereby make, constitute and appoint Matthew E. Bellin, James Hafner and Gary W. Copperud or any one of them, the undersigned's true and lawful attorneys-in-fact, with power of substitution, for the undersigned and in the undersigned's name, place and stead, to sign and affix the undersigned's name as director and/or officer of the Corporation to one or more Registration Statements, on Form S-3, or other applicable forms, and all amendments, including post-effective amendments, thereto, to be filed by the Corporation with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of debt securities or other securities of the Corporation, and to file the same, with all exhibits thereto and other supporting documents, with the SEC.

    The undersigned also grants to said attorneys-in-fact, and each of them, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 22nd day of July, 1999 by the following persons in the capacities indicated:

             NAME                         TITLE
------------------------------  --------------------------

     /s/ ROBERT S. GARIN
------------------------------  Chairman of the Board and
       Robert S. Garin            Director

                                President and Chief
                                  Operating Officer
    /s/ MATTHEW E. BELLIN         (PRINCIPAL EXECUTIVE
------------------------------    OFFICER AND PRINCIPAL
      Matthew E. Bellin           FINANCIAL AND ACCOUNTING
                                  OFFICER)

    /s/ KENNETH W. BRIMMER
------------------------------  Director
      Kenneth W. Brimmer

             NAME                         TITLE
------------------------------  --------------------------
     /s/ GARY W. COPPERUD
------------------------------  Director
       Gary W. Copperud

      /s/ JOHN E. SAYER
------------------------------  Director
        John E. Sayer

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER             DOCUMENT DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      4(a)*  Form of Rights Subscription Agreement

      4(b)   Form of Common Stock Certificate

      4(c)*  Letter to Shareholders

      4(d)*  Form of Warrant Agreement

      4(e)*  Form of Warrant Certificate

         5*  Opinion of Lindquist & Vennum P.L.L.P., counsel to the registrant

     23(b)   Consent of Grant Thornton LLP

------------------------

*   To be filed by amendment.